Exhibit 4.1

Execution Version

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), entered into as of February 12, 2019, among Owens & Minor, Inc., a Virginia corporation (the “Company”), the guarantors signatory hereto (the “Additional Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee entered into the Indenture, dated as of September 16, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 16, 2014, among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 2, 2018, among the Company, the Guarantors party thereto and the Trustee (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of April 30, 2018, among the Company, the Guarantors party thereto and the Trustee (the “Third Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), related to the Company’s 3.875% Senior Notes due 2021 (the “2021 Notes”) and 4.375% Senior Notes due 2024 (the “2024 Notes” and together with the 2021 Notes, the “Notes”);

WHEREAS, Section 501 of the First Supplemental Indenture provides that the provisions of Section 10.09 of the Base Indenture and Article Fourteen of the Base Indenture shall apply to the Notes;

WHEREAS, the Company agreed pursuant to Section 10.09 of the Base Indenture to cause each Subsidiary of the Company that incurs, has outstanding or Guarantees any Specified Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall agree to Guarantee the Company’s obligations under the Notes on the terms set forth in Article Fourteen of the Base Indenture; and

WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture without the consent of any Holders to, among other things, add a Subsidiary as a Guarantor of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the Company and the Additional Guarantors covenant and agree with the Trustee, for the equal benefit of Holders of the 2021 Notes, and the equal benefit of Holders of the 2024 Notes, as applicable, as follows:

Section 1.    Fourth Supplemental Indenture. As used herein “Fourth Supplemental Indenture,” “hereto’” “herein,” “hereof,” “hereby” and similar expressions refer to this Fourth Supplemental Indenture and not to any particular Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

Section 2.    Definitions in Fourth Supplemental Indenture. All terms contained in this Fourth Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

Section 3.    Additional Guarantors. Each Additional Guarantor, by its execution of this Fourth Supplemental Indenture, agrees to (a) be a Guarantor under the Indenture, (b) Guarantee the Company’s obligations under the Notes on the terms set forth in Article Fourteen of the Base Indenture and (c) perform all of the obligations and agreements of a Guarantor as defined in the Base Indenture.

Section 4.    Execution as Supplemental Indenture. This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Base Indenture, this Fourth Supplemental Indenture forms a part thereof.

Section 5.    Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Indenture, or with a provision of the Trust Indenture Act, which is required to be included in this Fourth Supplemental Indenture, or in the Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable. If any provision hereof modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 6.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.    Execution and Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts (which may be delivered by means of facsimile or e-mail), each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.    Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fourth Supplemental Indenture as of the day and year first above written.

OWENS & MINOR, INC.

By: /s/ Nicholas J. Pace
Name: Nicholas J. Pace
Title: Executive Vice President, General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Elizabeth A. Boyd
Name: Elizabeth A. Boyd
Title: Vice President

ADDITIONAL GUARANTORS:

BYRAM HOLDINGS I, INC.

By: /s/ Perry A. Bernocchi
Name: Perry A. Bernocchi
Title: President

BYRAM HEALTHCARE CENTERS, INC.

By: /s/ Perry A. Bernocchi
Name: Perry A. Bernocchi
Title: President

[Signature Page to Fourth Supplemental Indenture]

O&M BYRAM HOLDINGS, GP

By:
BARISTA ACQUISITION I, LLC, its Partner

By: /s/ Nicholas J. Pace
	Name:	Nicholas J. Pace
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BARISTA ACQUISITION II, LLC, its Partner

By: /s/ Nicholas J. Pace
	Name:	Nicholas J. Pace
	Title:	Executive Vice President, General Counsel and Corporate Secretary

OWENS & MINOR INTERNATIONAL LOGISTICS, INC.

By: /s/ Nicholas J. Pace
Name:	Nicholas J. Pace
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Fourth Supplemental Indenture]